Exhibit 99.1

VENUS BEAUTY SUPPLY, INC. ANNOUNCES ACQUISITION OF FERMAVIR RESEARCH, INC AND CLOSING OF PLACEMENT

New York, New York - August 17, 2005 - Venus Beauty Supply, Inc. (OTCBB:VBSS) today announced it completed the acquisition of Fermavir Research, Inc., a stock redemption and closing of a related private placement. The company also approved a 38.25 for 1 stock split and change of name from Venus Beauty Supply, Inc. to Fermavir Pharmaceuticals, Inc., which will become effective on August 22, 2005. The company anticipates that the trading symbol will be changed by the OTCBB on or about August 22, 2005 and will provide further information when available.

FermaVir Research, Inc is a development stage biotechnology company that has licensed from Cardiff University in Cardiff, United Kingdom, patents on a series of compounds for the treatment of viral diseases including compounds for the treatment of varicella zoster virus (“VZV”), the causative agent for shingles and chickenpox and human cytomegalovirus (“CMV”), a member of the herpes virus group which includes the viruses that cause chicken pox, mononucleosis, herpes labialis (cold sores) and genitalis (genital herpes). FermaVir is currently performing preclinical studies on its compounds in order to select a clinical candidate for development for the treatment of shingles. In addition, FermaVir intends to identify from its proprietary anti-viral compounds, a clinical candidate for the treatment of CMV infections in transplant patients. FermaVir is also currently seeking other opportunities and technologies for in-licensing from academic, research institutions and commercial sources which would complement and enhance its business.

Information concerning the terms of the acquisition can be found in the company’s Form 10-KSB Report filed with the Securities and Exchange Commission on August 15, 2005 and additional information regarding the company, its FermaVir Research subsidiary, changes in management and material risks relating to the company will be contained in a Form 8-K which the company anticipates filing with the Securities and Exchange Commission on August 22, 2005.

Contact:	Fermavir Research, Inc. Geoffrey W. Henson, CEO (212) 375-2630